Exhibit 99.1

For Immediate Release

For More Information:
Michael G. Sanchez	Andy Mus
Chief Executive Officer	Senior Vice President
Coastal Banking Company Inc.	Marsh Communications LLC
904-321-0400	404-327-7662

Coastal Banking Company Reports Second Quarter 2010 Results

BEAUFORT, S.C., Aug. 12, 2010 – Coastal Banking Company Inc. (OTCBB:CBCO), the holding company of CBC National Bank, which operates divisions including Lowcountry National Bank in Beaufort, S.C., and First National Bank of Nassau County in Fernandina Beach, Fla., today reported a net loss of $558,660, or a loss of $0.27 per diluted common share, for the quarter ended June 30, 2010. This compares to a net loss of $244,632, or a loss of $0.15 per diluted common share, in the second quarter of 2009.

Key highlights from the second quarter of 2010 include:

▪	Net interest income increased $355,000 compared to the second quarter of 2009.

▪	The company’s provision for loan losses declined by $764,587 compared to the second quarter of 2009.

▪	Net interest margin expanded by 56 basis points from the second quarter of 2009 and 3 basis points from the previous quarter.

▪	As a percentage of total loans, net loan charge-offs increased by 0.15 percent from the second quarter of 2009, and increased by 0.26 percent from the prior quarter.

▪	Mortgage banking income declined by $1.1 million from the second quarter of 2009, which included a record number of refinancings.

▪	SBA revenue increased $60,354 over the second quarter of 2009.

“We continued to hold steady in an uneven economic environment during the second quarter of 2010, growing our core operating income on both a linked-quarter and year-over-year basis, while expanding our net interest margin,” said Michael G. Sanchez, chief executive officer. “Our net income and earnings were impacted negatively primarily by higher expenses associated with other real estate, and we saw a small increase in our nonperforming loans as our markets continue to search for a firm bottom in real estate and other collateral values. Also, mortgage activity leveled off in the second quarter, as we expected, and contributed less to our bottom line.

CBCO Reports Second Quarter 2010 Earnings, page 2

“On a positive note, we are beginning to see the success of our strategy to restore our Small Business Administration (“SBA”) lending efforts, which we curtailed with the collapse of the small business lending market in 2008,” Sanchez said. “Earlier this year, when the federal government temporarily waived SBA loan fees and raised the guaranty of these loans from 75 percent to 90 percent, we began to increase our SBA loan staffing levels to service the growing SBA loan demand. Having been an SBA preferred lender for many years, we historically have enjoyed a steady source of noninterest income from selling the guaranteed portion of SBA loans. We believe that increased SBA lending activity will provide us with an opportunity to increase our noninterest income with the lower risk exposure, and lower reserve levels from government insured lending programs.”

Net interest income before the provision for loan losses totaled $3.0 million in the second quarter of 2010, an increase from $2.9 million earned in the first quarter of 2010 and $2.7 million earned in the second quarter of 2009. Noninterest income was $1.8 million at June 30, 2010, an increase from $1.4 million in the first quarter of 2010 and down from $2.3 million in the second quarter of 2009. Income from SBA loans totaled $100,764 in the second quarter of 2010, compared to $41,435 in the previous quarter and $40,410 in the second quarter of 2009.

The year-over-year decline in noninterest income is due primarily to the comparison with the first half of 2009, when attractive mortgage rates caused an atypical surge in mortgage loan refinancing. Noninterest expense for the second quarter of 2010 totaled $4.7 million, compared to $4.1 million in the previous quarter and $3.9 million in second quarter of 2009. The increase is due to significantly higher other real estate expenses, which totaled $1.3 million for the second quarter of 2010, compared to $149,149 for the second quarter of 2009.

“We likely will continue to see elevated expenses associated with other real estate owned as we maintain our aggressive approach in moving non-accrual loans to OREO and then liquidating the assets,” said Sanchez. “We continue to believe that aggressively driving down our level of nonperforming assets is in the best long-term interest of the company, especially with the sluggish economic recovery and weak real estate market, which continues to put pressure on many customers’ ability to stay current on their loans.”

CBCO Reports Second Quarter 2010 Earnings, page 3

The company recognized an income tax expense of $38,603 with an effective tax rate of (7 percent) in the second quarter of 2010, compared to an income tax benefit of $151,823 with an effective tax rate of 38 percent for the second quarter of 2009. This was due to the nonrecurring impact of the early redemption of several bank-owned life insurance policies in 2010, which generated taxable income, but did not result in GAAP income. As such, the company recognized a substantial tax expense on the taxable gain without any corresponding book income.

The company’s net interest margin for the second quarter of 2010 was 2.94 percent, an increase of 3 basis points from 2.91 percent at March 31, 2010, and an increase of 56 basis points from 2.38 percent at June 30, 2009. This improvement is largely a reflection of the company’s successful efforts to reduce deposit and other borrowing costs over the past year.

Total assets at June 30, 2010, were $435.8 million, compared to $463.1 million at Dec. 31, 2009. Total shareholders’ equity was $36.3 million at June 30, 2010, compared to $37.9 million at Dec. 31, 2009.

Total deposits were $359.6 million at June 30, 2010, compared to $359.5 million at March 31, 2010, and $368.9 million at Dec. 31, 2009. Total portfolio loans were $284.6 million at the end of the second quarter of 2010, compared to $286.0 million at the end of the first quarter of 2010, and $289.7 million at Dec. 31, 2009.

The company’s wholesale mortgage banking division originated approximately $182 million in loans available for sale in the secondary market during the second quarter of 2010. This compares to $251 million in loans originated for sale in the secondary market during the second quarter of 2009.

CBCO Reports Second Quarter 2010 Earnings, page 4

At June 30, 2010, CBC National Bank had a total risk-based capital ratio of 13.83 percent and a Tier 1 risk-based capital ratio of 12.56 percent, which exceed the 10 percent and 6 percent respective thresholds for being classified as “well capitalized” by federal regulators. The company also continued to have ample liquidity, with $106 million in excess funding available from multiple sources at June 30, 2010.

Net charge-offs for the second quarter of 2010 totaled $863,000, or 0.30 percent of average loans, compared to $123,000, or 0.04 percent of total loans, in the first quarter of 2010, and $2.1 million, or 0.72 percent at Dec. 31, 2009.

Nonaccrual loans as a percentage of total loans at the end of the second quarter of 2010 were 5.83 percent, compared to 4.54 percent at the end of the previous quarter and 4.75 percent at Dec. 31, 2009. Though nonaccrual loans had declined in the three previous consecutive quarters, they rose in the second quarter of 2010 due primarily to management’s decision to place two credit relationships on nonaccrual status, totaling $4.2 million, as a result of recent declines in collateral values. Both credit relationships have been, and continue to be, current under restructured terms. Excluding the impact of these two loans, loans on nonaccrual status would have declined during the second quarter.

Other real estate owned at June 30, 2010, totaled $16.6 million, compared to $17.0 million at March 31, 2010, and $18.2 million at Dec. 31, 2009.

“As we have commented in the past, given the uneven nature of the economic recovery, we are monitoring our loans closely and will remain conservative in our assessments,” said Sanchez. “As such, we could see periodic increases in nonaccrual loans in future quarters.”

CBCO Reports Second Quarter 2010 Earnings, page 5

The company’s provision for loan losses totaled $685,413 for the second quarter of 2010, which was $178,000 less than net charge-offs, compared to a loan-loss provision of $400,000 for the first quarter of 2010, $277,000 in excess of net charge-offs, and a provision of $2.1 million, or $53,000 in excess of net charge-offs, at Dec. 31, 2009. The company’s allowance for loan losses totaled $6.5 million, or 2.28 percent of loans outstanding at June 30, 2010, compared to $6.7 million, or 2.33 percent of loans outstanding, at March 31, 2010, and $6.4 million, or 2.20 percent of loans outstanding, at Dec. 31, 2009.

Net loss for the six months ended June 30, 2010, was $1.0 million, compared to a net loss of $2.2 million for the same period in 2009. Diluted loss per common share for the first six months of 2010 was $0.51, compared to a diluted loss per common share of $0.96 in the same period a year ago.

Net interest income for the first six months of 2010 was $6.0 million, compared to $5.1 million in the first six months of 2009. Noninterest income was $3.2 million for the first six months of 2010, compared to $4.4 million in the same period of 2009. Noninterest expense was $8.8 million for the first half of 2010, compared to $8.2 million for the same period in 2009.

For the first half of 2010, the company recognized income tax expense of $386,000, compared to an income tax benefit of $853,000 for the first six months of 2009. The company’s effective tax rate was (60 percent) in 2010 and 28 percent in 2009.

“Over the past several quarters, we have worked diligently to better position ourselves by reducing nonperforming assets, adding additional revenue streams, reducing interest expense and improving our margins,” said Sanchez. “The current economic recovery remains an uncertainty, as does the potential impact from the recent passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Final rules are yet to be written for many parts of the Act, and as such, the potential costs for compliance are unclear. We will keep a close eye on developments as they unfold and will make any adjustments necessary to our strategy or operations to keep in full compliance with the new laws.”

CBCO Reports Second Quarter 2010 Earnings, page 6

About Coastal Banking Company Inc.
Coastal Banking Company Inc., based in Beaufort, S.C., is the $435.8 million-asset bank holding company of CBC National Bank, which operates as Lowcountry National Bank in Beaufort, S.C., First National Bank of Nassau County in Fernandina Beach, Fla., and The Georgia Bank in Meigs, Ga. CBC National Bank, which is headquartered in Fernandina Beach, provides a full range of consumer and business banking services through full-service banking offices in Beaufort, Fernandina Beach, Meigs, Hilton Head, S.C., and Port Royal, S.C. The company also operates a residential mortgage banking division based in Atlanta and commercial loan production offices in Jacksonville, Fla., and Savannah, Ga. The company's common stock is publicly traded on the OTC Bulletin Board under the symbol CBCO. For more information, please visit the company's Web site, www.coastalbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Coastal's operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Coastal's assumptions, but that are beyond Coastal's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Coastal, (v) greater competitive pressures among financial institutions in Coastal's markets, (vi) greater loan losses than historic levels, and (vii) difficulties in expanding our banking operations into a new geographic market. Additional information and other factors that could affect future financial results are included in Coastal's filings with the Securities and Exchange Commission.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Coastal Banking Company, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CBCO Reports Second Quarter 2010 Earnings, page 7

COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30,	December 31,
	2010	2009
Assets
Cash and due from banks	$3,545,244	$2,679,003
Interest-bearing deposits in banks	6,850,685	707,593
Federal funds sold	578,969	539,326
Securities available for sale, at fair value	41,427,145	60,515,592
Securities held to maturity, at cost	2,000,000	2,000,000
Restricted equity securities, at cost	4,926,150	4,996,250
Loans held for sale , at fair value	36,454,109	50,005,901

Loans, net of unearned income	284,604,208	289,658,956
Less allowance for loan losses	6,485,199	6,386,409
Loans, net	278,119,009	283,272,547

Premises and equipment, net	7,409,058	7,599,170
Cash surrender value of life insurance	2,015,176	7,394,114
Intangible assets	94,798	136,480
Other real estate owned	16,603,875	18,176,169
Loan sales receivable	26,502,635	14,849,299
Other assets	9,254,855	10,225,954
Total assets	$435,781,708	$463,097,398
Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$21,952,235	$17,775,762
Interest-bearing	337,677,234	351,104,768
Total deposits	359,629,469	368,880,530

Other borrowings	28,500,000	45,237,158
Junior subordinated debentures	7,217,000	7,217,000
Other liabilities	4,159,855	3,860,284
Total liabilities	399,506,324	425,194,972

Shareholders’ Equity:
Preferred stock, par value $.01; 10,000,000 shares authorized;
9,950 shares issued and outstanding in 2010 and 2009	9,548,248	9,515,758
Common stock, par value $.01; 10,000,000 shares authorized;
2,588,707 shares issued and outstanding in 2010
2,568,707 shares issued and outstanding in 2009	25,887	25,687
Additional paid-in capital	41,164,594	41,121,636
Accumulated deficit	(15,241,616)	(13,930,443)
Accumulated other comprehensive income	778,271	1,169,788
Total shareholders’ equity	36,275,384	37,902,426
Total liabilities and shareholders’ equity	$435,781,708	$463,097,398

CBCO Reports Second Quarter 2010 Earnings, page 8

Consolidated Statement of Operations

	For the three months		For the six months
	ended June 30		ended June 30
	2010	2009	2010	2009
Interest income:
Interest and fees on loans	$4,343,870	$4,522,375	$8,752,353	$8,972,514
Interest on taxable securities	530,966	778,762	1,128,060	1,620,069
Interest on nontaxable securities	59,029	155,404	125,472	314,946
Interest on deposits in other banks	737	56	1,626	187
Interest on federal funds sold	4,079	427	6,703	521
Total interest income	4,938,681	5,457,024	10,014,214	10,908,237

Interest expense:
Interest on deposits	1,510,807	2,355,472	3,231,285	4,907,984
Interest on junior subordinated debentures	98,690	104,196	195,999	213,559
Interest on other borrowings	312,990	336,168	636,500	691,272
Total interest expense	1,922,487	2,795,836	4,063,784	5,812,815

Net interest income	3,016,194	2,661,188	5,950,430	5,095,422
Provision for loan losses	685,413	1,450,000	1,085,413	4,380,000
Net interest income after provision for loan losses	2,330,781	1,211,188	4,865,017	715,422

Non-interest income:
Service charges on deposit accounts	107,431	130,492	237,795	288,741
Other service charges, commissions and fees	64,204	79,010	128,582	154,127
SBA loan income	100,764	40,410	142,199	83,745
Mortgage banking income	737,646	1,819,971	1,740,936	4,124,632
Gain on sale of securities available for sale	805,834	––	939,385	––
Gain on tender of securities held to maturity	––	98,996	––	98,996
Loss on Silverton Financial Services stock	––	––	––	(507,366)
Income from investment in life insurance contracts	––	74,040	33,134	149,071
Other income	4,683	8,436	22,423	15,775
Total other income	1,820,562	2,251,355	3,244,454	4,407,721

Non-interest expenses:
Salaries and employee benefits	1,554,051	1,927,952	3,366,355	4,300,598
Occupancy and equipment expense	337,239	292,392	660,752	581,283
Advertising fees	28,681	31,157	81,485	53,828
Amortization of intangible assets	20,841	34,440	41,682	68,880
Audit fees	93,650	97,603	196,009	160,171
Data processing fees	224,619	241,833	464,533	465,105
Director fees	35,350	44,900	92,150	85,300
FDIC insurance premiums	208,501	207,373	417,417	586,082
Legal and other professional fees	163,617	163,879	290,028	354,325
OCC examination fees	45,916	30,846	91,833	61,692
Other real estate expenses	1,332,545	149,149	2,118,912	206,559
Other operating expense	626,390	637,474	932,247	1,232,132
Total other expenses	4,671,400	3,858,998	8,753,403	8,155,955

Loss before income taxes (benefit)	(520,057)	(396,455)	(643,932)	(3,032,812)
Income tax expense (benefit)	38,603	(151,823)	386,003	(853,400)
Net loss	$(558,660)	$(244,632)	$(1,029,935)	$(2,179,412)

Preferred stock dividends	140,738	139,806	281,238	279,387
Net loss available to common shareholders	$(699,398)	$(384,438)	$(1,311,173)	$(2,458,799)
Basic and diluted loss per common share	$(0.27)	$(0.15)	$(0.51)	$(0.96)